Exhibit 99.1
eToys Direct and BabyUniverse Announce Completion of $276 Million Merger
Members of the D. E. Shaw Group to Become Largest Shareholders of the Combined Company
DENVER, Oct 15, 2007 — eToys Direct, Inc., an eCommerce and direct marketer of toys and other youth-related products, and BabyUniverse, Inc. (Nasdaq: POSH), a leading eContent, eCommerce, and new media company in the pregnancy, baby and toddler marketplace, today announced the completion of their merger. Under the terms of the merger announced on March 13, 2007, the holders of eToys Direct common stock now own approximately two thirds of the new company and BabyUniverse shareholders own approximately one third.
The transaction was approved by BabyUniverse shareholders at a special meeting on Friday, October 12, 2007. The merger was previously approved by eToys Direct shareholders, including its largest shareholders, members of the D. E. Shaw group of companies.
The new company will be located in Denver, Colorado and, subject to shareholder approval, will be renamed The Parent Company. Common stock in the combined company will trade under the current BabyUniverse ticker (Nasdaq: POSH) until the name change, at which time The Parent Company will trade under the Nasdaq ticker KIDS.
“This is a transformational merger, enabling the combined eCommerce company to grow rapidly by leveraging its strong eContent capabilities,” said Daniel Posner, a managing director of D. E. Shaw & Co., L.P.
“The combined company will offer an impressive combination of resources that satisfy the needs of, and create an online community for, new and growing families,” said John Textor, Chairman of the Board. Michael J. Wagner, Chief Executive Officer, commented, “The combination of BabyUniverse’s expertise in managing and growing eContent-based businesses and eToys Direct’s proficiency in high-volume fulfillment, inventory management, and top-quality customer service, creates a strong platform to drive sustainable growth in shareholder value.”
About eToys Direct
eToys Direct offers thousands of toys, custom dolls, video games and baby products to online and catalog shoppers through its popular web sites and its strategic retail partnerships. The company owns eToys (www.etoys.com) and the My Twinn doll company (www.mytwinn.com) and operates KBtoys.com (www.kbtoys.com) under a long-term licensing agreement. eToys Direct also provides a toy and video game solution to its online and catalog partners, supplying category management, full-featured content, inventory control, order fulfillment, and customer support.

About BabyUniverse, Inc.
BabyUniverse, Inc. (Nasdaq: POSH) is a leading Internet content, commerce and new media company in the pregnancy, baby, and toddler marketplace. Through its Web sites BabyUniverse.com and DreamtimeBaby.com, the company is a leading online retailer of brand-name baby, toddler and maternity products in the United States. Through its Web sites PoshTots.com and PoshLiving.com, the company has extended its offerings in the baby and toddler market as a leading online provider of luxury furnishings to the country’s most affluent female consumers. Through BabyTV.com, PoshCravings.com and ePregnancy.com, BabyUniverse has also established a recognized platform for the delivery of content and new media resources to a national audience of expectant parents. The overall objective of BabyUniverse is to establish a market-leading content, commerce and new media business focused on the high-growth female marketplace.
About the D. E. Shaw Group
The D. E. Shaw group is a global investment and technology development firm with more than 1,300 employees; approximately $33 billion in aggregate investment capital as of October 1, 2007; and offices in North America, Europe, and Asia. Since its organization in 1988, the firm has earned an international reputation for financial innovation, technological leadership, and an extraordinarily distinguished staff.